UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 14, 2011

GLOBAL AVIATION HOLDINGS INC.

(Exact name of registrant as specified in charter)

Delaware	000-52605	20-4222196
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 World Drive

Peachtree City, Georgia 30269

(Address of principal executive offices / Zip Code)

(770) 632-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act.

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.

On September 14, 2011, Global Aviation Holdings Inc. (“the Company”) entered into the Third Supplemental Indenture related to the 14% Senior Secured First Lien Notes due 2013 (the “First Lien Notes”) and a Third Amendment and Waiver related to the Second-Lien Term Loan Agreement, dated as of September 29, 2009 due 2014 (the “Second Lien Loan”) as described below.

In connection with the amendment on the First Lien Notes, the Company made its interest payment within the grace period provided for in the Indenture.

The Third Supplemental Indenture and Third Amendment and Waiver waive the minimum consolidated net cash flow covenant for the quarters ending September 30, 2011 and December 31, 2011. In addition, the Third Supplemental Indenture and the Third Amendment and Waiver each provide that the Company obtain the consent of the majority of the holders of the First Lien Notes and the consent of the Second Lien Loan lender to take certain actions during the waiver period, including payment or settlement of outstanding material litigation.

No consent fee was paid to the First Lien Note holders for the Third Supplemental Indenture. The Third Supplemental Indenture also requires the Company to offer (i) within ten days of the Third Supplemental Indenture, and (ii) no later than December 31, 2011, to repurchase up to $3.0 million principal amount of First Lien Notes (an aggregate of $6.0 million for both such offers) at par plus accrued interest. Assuming these offers are fully subscribed, this principal reduction would save the Company approximately $0.8 million of interest per annum through the remaining term of the First Lien Notes.

The Third Amendment and Waiver also provides that through April 2, 2012, all interest payments due under the Second Lien Loan on September 29, 2011 and March 31, 2012 shall be paid in kind by capitalizing such interest and adding it to the aggregate principal amount of the loan outstanding.  Paying interest in kind will reduce cash interest costs by approximately $9.8 million through March 31, 2012. In addition, the Third Amendment and Waiver provides that the Company pay an amendment fee of $6.0 million to the lender upon maturity or any earlier acceleration of the obligations under the Second-Lien Term Loan Credit Agreement. Pursuant to an agreement in connection with the Second Lien Loan, Jason New serves on the Company’s Board of Directors as the designee of affiliates of the lender.

As previously disclosed, the Company’s current business plan includes reducing annual aircraft lease expense by restructuring above-market leases. The negotiated aircraft lease expense savings are a key component to the Company meeting its financial plan in 2012 and 2013 as well as maintaining a competitive cost structure. Consistent with this plan, the Third Supplemental Indenture and Third Amendment and Waiver each requires the Company to demonstrate, no later than October 15, 2011, to the reasonable satisfaction of the holders of a majority in principal amount of the First Lien Notes outstanding, and to the reasonable satisfaction of the lender under the Second Lien Loan, that it has reduced annual aircraft lease expense by a minimum of $18 million in 2012 and 2013. The Company believes that it has received lease modification proposals from its aircraft lessors which in the aggregate would achieve the required lease expense savings. Since such proposals are subject to the completion of definitive documentation, no assurance can be given that the required lease expense reduction will be achieved or demonstrated to the satisfaction of the Lenders.

This description of the Third Supplemental Indenture and the Third Amendment and Waiver is qualified in its entirety in all respects by reference to the Third Supplemental Indenture and Third Amendment and Waiver, a copy of which is attached hereto as Exhibits 4.1 and 10.1, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth under “Third Amendment and Waiver to Second-Lien Term Loan Credit Agreement” in Item 1.01 of this Current Report on Form 8-K are hereby incorporated by reference into this Item 2.03.

Item 3.03	Material Modification to Rights of Security Holders.

The disclosures set forth in Item 1.01 of this Current Report on Form 8-K are hereby incorporated by reference into this Item 3.03.

Item 8.01	Other Events.

On September 14, 2011 and within the grace period provided by the Indenture, the Issuers made the interest payment on the First Lien Notes scheduled for August 15, 2011.

Item 9.01	Financial Statements and Exhibits.

Exhibit 4.1	Third Supplemental Indenture by and among the Company, North American Airlines, Inc. and World Airways, Inc. and Wells Fargo Bank, National Association, as trustee and as collateral agent

Exhibit 10.1

Third Amendment and Waiver to Second-Lien Term Loan Credit Agreement by and among the Company, North American Airlines, Inc., World Airways, Inc., the Guarantors named therein and the Lenders named therein and Wells Fargo Bank, National Association, as administrative agent and collateral agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL AVIATION HOLDINGS INC.
(Registrant)

Dated: September 15, 2011	By:	/s/ William A. Garrett
William A. Garrett
Executive Vice President and Chief Financial Officer